As filed with the Securities and Exchange Commission on July 27, 2010

Registration No. 333-104071

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

MoSys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0291941
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

755 N. Mathilda Avenue
Sunnyvale, California 94085
(408) 731-1800

(Address of principal executive offices)

2000 Employee Stock Purchase Plan
(Full title of the plan)

James Sullivan, Chief Financial Officer and Vice President
MoSys, Inc.
755 N. Mathilda Avenue
Sunnyvale, California 94085
(408) 731-1800
(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Form S-8 Registration Statement (Registration No. 333-104071) filed by MoSys, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 27, 2003 (the “Registration Statement”), with respect to the offer and sale of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “Prior ESPP”).  On June 30, 2010, the Company’s stockholders approved the Company’s 2010 Employee Stock Purchase Plan (the “New ESPP”), and the Prior ESPP was terminated effective as of the same date.

The Company previously filed registration statements on Form S-8 on June 29, 2001 (333-64302), March 27, 2003 (333-104071), September 15, 2004 (333-118992), March 16, 2005 (333-123364) and March 16, 2006 (333-132492), covering the issuance of a total of 700,000 shares under the Prior ESPP.  Of the 700,000 shares registered for issuance pursuant to the Prior ESPP, 421,528 remained available for grant at the time of its termination, including 21,528 shares under the Registration Statement to which this Post-Effective Amendment relates.

Pursuant to the Company’s undertaking in the Registration Statement to deregister unsold securities at the end of the offering, the Company is filing this Post-Effective Amendment in order to remove from registration 21,528 shares that are no longer available for issuance under the Prior ESPP.  In accordance with Instruction E to Form S-8 and the guidance provided by the Division of Corporation Finance under G.89 of the Manual of Publicly Available Telephone Interpretations, the Company intends to carry these unsold shares forward and apply the associated filing fee to a new registration statement on Form S-8 to be filed with respect to the offer of shares under the New ESPP.

This Post-Effective Amendment is being filed solely to deregister the 21,528 shares previously registered for issuance under the Prior ESPP.  The Registration Statement will remain in effect with respect to the unsold balance of shares registered for issuance pursuant to the Company’s Amended and Restated 2000 Stock Option and Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, state of California on July 27, 2010.

MOSYS, INC.

By:	/s/ James W. Sullivan
James W. Sullivan
Vice President of Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Leonard Perham and James W. Sullivan, and each of them, with full power of substitution and resubstitution and full power to act, as his true and lawful attorney-in-fact and agents to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all registration statements relating to the same offering that are to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, and any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leonard Perham	Chief Executive Officer, President and Director (principal executive	July 27, 2010
Leonard Perham	officer)

/s/ James W. Sullivan	Vice President and Chief Financial Officer (principal financial and	July 27, 2010
James W. Sullivan	accounting officer)

/s/ Carl E. Berg	Director	July 27, 2010
Carl E. Berg

/s/ Tommy Eng	Director	July 27, 2010
Tommy Eng

/s/ Chi-Ping Hsu	Director	July 27, 2010
Chi-Ping Hsu

/s/ James D. Kupec	Director	July 27, 2010
James D. Kupec